Exhibit 15.1

April 20, 2016

Matter No.: 822393

Doc Ref: 102510014

852 2842 9556

Christopher.bickleyl@conyersdill.com

Tarena International, Inc.

Suite 10017, Building E, Zhongkun Plaza

A18 Bei San Huan West Road

Haidian District
Beijing 100098

The People’s Republic of China

Dear Sirs,

Re: Tarena International, Inc.

We consent to the reference to our firm under the heading “Item 10. Additional Information — E. Taxation — Cayman Islands Taxation” in Tarena International, Inc.’s Annual Report on Form 20-F for the year ended 31 December 2015 (the “Annual Report”), which will be filed with the Securities and Exchange Commission (the “SEC”) in the month of April 2016, and further consent to the incorporation by reference into the Registration Statements on Form S-8 (File No.: 333-197226) filed on July 3, 2014 and on Form S-8 (File No.: 333-204494) filed on May 28, 2015, in each case pertaining to Tarena International, Inc.’s 2008 share plan and 2014 share incentive plan of the summary of our opinion under the heading “Item 10. Additional Information — E. Taxation — Cayman Islands Taxation” in the Annual Report. We also consent to the filing with the SEC of this consent letter as an exhibit to the Annual Report.

In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, or under the Securities Exchange Act of 1934, in each case, as amended, or the regulations promulgated thereunder.

Yours faithfully,

/s/ Conyers Dill & Pearman

Conyers Dill & Pearman